EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Accelr8 Technology Corporation dated October 21, 2011, appearing in the Annual Report on Form 10-K of Accelr8 Technology Corporation for the year ended July 31, 2011.

Denver, Colorado

July 24, 2012

/s/ COMISKEY & COMPANY
PROFESSIONAL CORPORATION